UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2009

SANGAMO BIOSCIENCES, INC.

(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (510) 970-6000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 6, 2009, Sangamo Biosciences, Inc. (“We” or “Sangamo”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies & Company, Inc., as the sole book-running manager (“Jefferies”), pursuant to which we agreed to issue and sell an aggregate of 3,000,000 shares of our common stock to Jefferies (the “Offering”). Under the terms of the Underwriting Agreement, we granted Jefferies an option for 30 days to purchase up to an additional 450,000 shares of our common stock solely to cover any over-allotment in the Offering. The shares in the Offering were sold at a public offering price of $7.20 per share, and were purchased by Jefferies from us at a price of $7.04 per share. We estimate that net proceeds we will receive from the Offering will be approximately $20.9 million, after deducting the underwriter’s commission and discounts and estimated offering expenses payable by us, and assuming no exercise of the over-allotment option.

The Offering was made pursuant to Sangamo’s effective registration statement on Form S–3 (Registration No. 333–157732) and the prospectus dated June 16, 2009 included in such registration statement, as supplemented by a prospectus supplement dated October 6, 2009.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8–K and is incorporated herein by reference. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the validity of the shares issued in the Offering is attached as Exhibit 5.1.

On October 6, 2009, Sangamo issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following documents are filed as exhibits to this report:

1.1	Underwriting Agreement, dated October 6, 2009, between Sangamo Biosciences, Inc., and Jefferies & Company, Inc.

5.1	Opinion of Morgan, Lewis & Bockius LLP

99.1	Press Release of Sangamo Biosciences, Inc., dated October 7, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date: October 7, 2009	By:	/s/ EDWARD O. LANPHIER
	Name:	Edward O. Lanphier
	Title:	Chief Executive Officer